UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2014

B/E AEROSPACE, INC.
(Exact name of registrant as specified in charter)

Delaware	0-18348	06-1209796
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of incorporation)		Identification No.)

1400 Corporate Center Way, Wellington, Florida	33414-2105
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (561) 791-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(b)

On September 30, 2014, Michael F. Senft, a member of the Board of Directors (the “Board”) of B/E Aerospace, Inc. (the “Company”), notified the Company of his decision to resign from the Board, effective upon the effectiveness of the separation of the distribution, logistics and technical services business into a separate publicly traded company (“KLX Inc.) that was announced by the Company on June 10, 2014 (the “Separation”), in connection with his appointment as Vice President, Chief Financial Officer and Treasurer of KLX Inc.

Item 5.02(c)

On October 1, 2014, the “Company” entered into an employment agreement with Joseph T. Lower, pursuant to which, effective November 1, 2014 (the “Effective Date”), Mr. Lower will serve as the Company’s Vice President – Finance and, upon the effectiveness of the Separation, Mr. Lower will become the Chief Financial Officer of the Company.

Prior to joining the Company, Mr. Lower, age 47, was most recently the Vice President – Business Development and Strategy of The Boeing Company, a position he held since 2009.  Prior to assuming that role, Mr. Lower had served as Vice President – Corporate and Strategic Development of The Boeing Company since 2002.  Mr. Lower was also a member of the board of directors of United Launch Alliance, a joint venture between The Boeing Company and Lockheed Martin, from 2006 until 2014.

The employment agreement with Mr. Lower has an initial three-year term.  Mr. Lower’s employment agreement provides that he will receive an initial annual base salary of $450,000 and an annual target bonus opportunity of up to 100% of his base salary.  Mr. Lower is entitled to an annual equity grant and he will participate in the same employee welfare and benefit programs as similarly situated senior executives of the Company.  The employment agreement also provides that Mr. Lower will be paid a $1,000,000 sign-on bonus upon commencing employment with the Company, all or a portion of which will be subject to repayment by Mr. Lower if his employment is terminated by the Company for “cause” or if he quits without “good reason,” in each case prior to the third anniversary of his commencement date.  In addition, Mr. Lower will receive initial equity grants on the following terms: (i) restricted stock with a grant date fair value of $2.3 million, of which, subject to continued employment, $1.1 million will vest on each of the first and second anniversaries of the Effective Date and $100,000 will vest on the third anniversary of the Effective Date; and (ii) restricted stock with a grant date fair value of $1.3 million, which will vest, subject to continued employment, on the seventh anniversary of the Effective Date.

If Mr. Lower terminates employment with the Company for “good reason,” the Company terminates his employment without “cause,” or his employment terminates in connection with a change of control of the Company, he will be entitled to severance equal to two times the sum of his base salary and annual target bonus.  Mr. Lower will receive a lump sum payment equal to the amount of base salary that would have been paid to him between the date on which his employment terminates and the expiration of his then current term of employment if his employment is terminated due to death or disability.

In addition, if Mr. Lower’s employment is terminated for any of the reasons set forth in the prior two sentences, all of his unvested equity awards will vest immediately.  If Mr. Lower’s employment terminates for any other reason, he will not be entitled to severance payments.  No tax gross-ups are provided in the employment agreement.

The foregoing summary of the employment agreement with Mr. Lower is qualified in its entirety by reference to the terms of his employment agreement, a copy of which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On October 6, 2014, the Company issued a press release announcing the appointment of Mr. Lower as Vice President, Finance effective November 1, 2014 and as Chief Financial Officer upon the effectiveness of the Separation. The Company also announced in the press release the appointment of Michael F. Senft as Vice President, Chief Financial Officer and Treasurer of KLX Inc. A copy of the press release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement between B/E Aerospace, Inc. and Joseph T. Lower, dated October 1, 2014.

99.1	Press Release, dated October 6, 2014, issued by B/E Aerospace, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B/E AEROSPACE, INC

By:	/s/ Thomas P. McCaffrey
	Name:	Thomas P. McCaffrey
	Title:	Senior Vice President and Chief Financial Officer

Date:           October 6, 2014

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

10.1	Employment Agreement between B/E Aerospace, Inc. and Joseph T. Lower, dated October 1, 2014.

99.1	Press Release, dated October 6, 2014, issued by B/E Aerospace, Inc.